Exhibit 99.2

JONES ENERGY, INC. LAUNCHES PUBLIC OFFERINGS OF

CLASS A COMMON STOCK AND SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

Austin, TX — August 18, 2016 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or the “Company”) announced today the launch of an underwritten public offering of 14,000,000 shares of its Class A common stock, subject to market conditions. The underwriters will have an option to purchase up to an additional 2,100,000 shares of Class A common stock from the Company.

In addition, the Company also announced today the launch of an underwritten public offering of 1,000,000 shares of its Series A Perpetual Convertible Preferred Stock at an issue price of $50 per share, subject to market conditions. The underwriters will have an option to purchase up to an additional 150,000 shares of Series A Perpetual Convertible Preferred Stock from the Company.

The Company intends to use the net proceeds from the offerings to fund all or a portion of the purchase price of the Company’s acquisition of oil and gas properties located in the STACK/SCOOP play in the Eastern Anadarko Basin in Central Oklahoma. Any net proceeds in excess of the purchase price for the pending acquisition will be used for general corporate purposes, which may include leasehold interest and property acquisitions and working capital.

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are acting as joint book-running managers for the offerings. When available, copies of the prospectus supplements for the offerings may be obtained on the website of the Securities and Exchange Commission (“SEC”), www.sec.gov, or by contacting the underwriters as follows:

Credit Suisse Securities (USA) LLC

Attention: Prospectus Department

One Madison Avenue

New York, NY 10010

Telephone: (1-800-221-1037)

Email: newyork.prospectus@credit-suisse.com

J.P. Morgan Securities LLC

c/o Broadridge Financial Solutions

Attention: Prospectus Department (1-866-803-9204)

1155 Long Island Ave.

Edgewood, NY 11717

The Class A common stock and the Series A Perpetual Convertible Preferred Stock will be issued and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy Class A common stock, Series A Perpetual Convertible Preferred Stock or any other securities, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contact:

Cathleen King, 512-493-4834

Investor Relations

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO